Exhibit 99.1

news release

Enbridge Energy Partners Announces Changes to Affiliate
Boards of Directors

Houston, April 26, 2007 -- Enbridge Energy Partners, L.P. (NYSE:EEP) (the “Partnership” or “Enbridge Partners”) today announced coinciding changes to the boards of directors of its general partner, Enbridge Energy Company, Inc., and its management company, Enbridge Energy Management, L.L.C. (NYSE:EEQ), that will take effect on May 1, 2007.

Ernest C. Hambrook will retire as a director and chairman upon reaching the mandatory retirement age as provided in the Partnership’s governing documents.  Martha O. Hesse, an independent director since 2003, has been elected by the boards to serve as chairman.  The appointment of an additional independent director to fill the vacancy created by Mr. Hambrook’s retirement is expected to be announced later.

"Enbridge Partners has prospered and grown under Mr. Hambrook’s leadership," said Stephen J.J. Letwin, managing director of the Partnership.  "I know I speak for all of my colleagues in wishing him a happy and healthy retirement."  Before joining the boards, Mr. Hambrook was the president and CEO of Home Petroleum Corporation, in Denver, CO.

Letwin noted that Martha Hesse brings a wealth of corporate and regulatory experience and leadership skills to the position of chairman.  "I’ve found Martha to be decisive, analytical and an independent thinker, qualities that have served the Partnership well during her tenure.  I look forward to working with Martha as the Partnership embarks on the next phase of its growth."

Martha Hesse is an independent investor.  She was president and CEO of Hesse Gas Company from 1990 until the end of 2003.  Previously, she served as chairman of the U.S. Federal Energy Regulatory Commission from 1986 to 1989.  Ms. Hesse also served as senior vice president, First Chicago Corporation and assistant secretary for management and administration, U.S. Department of Energy.  Ms. Hesse serves as director of several domestic and international public companies.

Enbridge Energy Partners (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.  Its principal crude oil system is the largest transporter of growing oil production from western Canada.  The system's deliveries to refining centers in the U.S. Midwest account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region.  The Partnership's natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2 billion cubic feet of natural gas daily.

Enbridge Energy Management (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 15 percent interest in the

Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (www.enbridge.com) is the general partner and holds an approximate 16 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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